EXHIBIT 16

October 10, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Commissioners:

We have read the statements made by PurchaseSoft, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated October 11, 2002. We agree with the statements concerning our Firm in such Form 8-K. As to Item 4 (b) (i), we have no knowledge.

Very truly yours,

PricewaterhouseCoopers LLP